Exhibit 23-1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-33026) pertaining to The Central Newspapers, Inc. Savings Plus Plan and the Registration Statements (Nos. 33-37566, 33-40776, and 33-61397) pertaining to the Central Newspapers, Inc. Stock Compensation Plan (formerly Central Newspapers, Inc. Stock Option Plan) of our report dated January 24, 1996, with respect to the consolidated financial statements of McCormick & Co., Inc. included in the Form 8-K of Central Newspapers, Inc. pertaining to the purchase by Central Newspapers, Inc. of all of the issued and outstanding capital stock of McCormick & Co., Inc.


                                    /s/ Ernst & Young LLP
                                    -----------------------
                                    Ernst & Young LLP


New Orleans, Louisiana
March 11, 1996